Exhibit 99.1
MetroCorp Bancshares, Inc. Announces
Completion of Acquisition of
First United Bank of San Diego, California
October 5, 2005. MetroCorp Bancshares, Inc. (Nasdaq: MCBI), parent company of MetroBank, N.A., today announced the completion of its acquisition of First United Bank in San Diego, California for approximately $37.4 million in cash.
First United, a California bank with $180 million in assets at June 30, 2005, has two (2) branches, one in San Diego and one in Los Angeles. Like MetroCorp, First United is focused primarily on an Asian customer base. First United will retain its name and will operate under the direction of a newly formed board of directors chaired by George M. Lee, MetroCorp’s Executive Vice Chairman, President and Chief Executive Officer.
“The acquisition of First United has been a carefully planned expansion of our presence outside of the State of Texas. The Board of Directors has long recognized the benefit of establishing a presence in the State of California, but was careful to assess acquisition partners in an effort to be positioned to take full advantage of such a strategic move” said Mr. Lee.
Mitchell W. Kitayama, who joined MetroCorp in July of 2005 as an Executive Vice President, will serve as Chief Executive Officer and Vice Chairman of First United. Prior to joining MetroCorp, Mr. Kitayama served as Senior Vice President and Treasurer of East West Bank in San Marino, California, for eight years. Prior to that, he held various positions with several other banking institutions in Texas, Virginia and New York, since 1981. Mr. Kitayama received his B.S. degree in Biology/Mathematics and an MBA from Baylor University in Texas.
In addition, MetroCorp has been fortunate to retain the services of Andrew C. Yip who has guided the growth of First United for the past fourteen years as its President and Chief Executive Officer. Mr. Yip will remain as the President of First United and a member of the Board of Directors. Mr. Yip, a native of Hong Kong, received his B.S. degree in Chemistry/ Mathematics from Baker University in Kansas, and his graduate degree in the Management of Financial Institutions from New York University. Prior to joining First United in 1991, Mr. Yip served as the President and Chief Executive Officer of United American Bank and Omni Bank, two other California Asian-centric banks. Mr. Yip was also a loan officer at Wells Fargo in Los Angeles and at Manhattan Savings Bank in New York.
“Under the leadership of Mitchell Kitayama and Andrew Yip, we believe that First United will be entering a new phase of growth. In addition to the business synergies between the two banks and the two markets, we expect to enhance First United’s technology and offer First United’s customers new services and products to meet their business needs. We are very excited about this new challenge and feel confident that

First United is the type of institution we have been seeking as we enter into a very competitive but promising market,” commented Mr. Lee.
MetroCorp Bancshares, Inc., with $909.2 million in total assets as of June 30, 2005, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. MetroCorp has 15 full-service banking locations, 11 in the greater Houston metropolitan area, 2 in Dallas and 2 in California. With the acquisition of First United, MetroCorp is the largest independent publicly traded Asian-centric bank holding company based on total assets headquartered outside of the State of California.
MetroBank was established in 1987 by a group of visionary founders under the leadership of its current Chairman, Don Wang, and current President of MetroBank, David Tai. MetroCorp has focused its growth in the State of Texas, increasing the bank’s assets profitably from an initial base of $3 million to $909.2 million at June 30, 2005.
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
This release, other written materials, and statements management may make, may contain certain forward-looking statements regarding MetroCorp’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. MetroCorp intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
Forward-looking statements are based on certain assumptions and describe future plans, strategies, and expectations of MetroCorp. MetroCorp’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
The following factors, among others, could cause the actual results of the acquisition to differ materially from the expectations stated in this release: the ability to successfully integrate the companies; a materially adverse change in the financial condition or results of operations of either company; the ability to fully realize the expected revenues or the ability to realize them on a timely basis; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services.
All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp’s reports and registration statements filed with the Securities and Exchange Commission. MetroCorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
For more information contact:
MetroCorp Bancshares, Inc., Houston, Texas
George M. Lee – 713-776-3876